Exhibit 99.1

FOR IMMEDIATE RELEASE-

March 21, 2013

COMPANY CONTACT:

Kendra Berger

Chief Financial Officer

NTN Buzztime, Inc.

(760) 438-7400

CCG CONTACT:

Mark Collinson

Senior Partner

CCG Investor Relations

(310) 954-1343

NTN Buzztime, Inc. Appoints Tony Uphoff to its Board

CARLSBAD, Calif., March 21, 2013, NTN Buzztime, Inc. (NYSE MKT: NTN) today announced that Tony Uphoff has been appointed to its Board of Directors effective March 20, 2013, replacing Terry Bateman, who resigned effective March 20, 2013.

NTN Buzztime’s Chief Executive Officer and Chairman of the Board, Jeff Berg, said, “Tony has three times in his career taken businesses in the $25-$40 million range and profitably grown them to $100+ million enterprises. His experiences and success in transformation of the products, business models, organizational structure and culture of these enterprises is incredibly relevant to us at Buzztime as we continue the transformation of our company. We look forward to Tony’s counsel and engagement with us. I would like to thank Terry for his many years of service, both as a Director and CEO.”

Mr. Uphoff has over 20 years of business information and media industry experience. He currently serves as Chief Executive Officer of Business.com Media, Inc., a leading online B2B solutions company. Prior to Business.com Media, Inc., Mr. Uphoff served as Chief Executive officer of UBM TechWeb, a provider of digital media, live event and marketing services. He was also the founder and Chief Executive Officer of Beliefnet.com, President of VNU Media's Entertainment Group and Publisher of The Hollywood Reporter and InformationWeek. Mr. Uphoff was named "Folio Forty C-Level Visionary" by Folio Magazine, a Top 100 business media exec by B2B Magazine and a "Top Media Innovator" by Mins B2B in 2009.

About NTN Buzztime, Inc.

NTN Buzztime, Inc. (NYSE MKT: NTN) is a leading bar and restaurant social entertainment and integrated marketing platform. Trusted by approximately 3,600 bars and restaurants in North America since 1985, Buzztime integrates trivia, card and sports games with in- and out-of-venue messaging and communication tools. With over three million registrations on the Buzztime platform and more than 52 million games played each year, Buzztime players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition. With Buzztime entertainment and marketing solutions, bars and restaurants can turn casual visitors into regulars, and give guests a reason to stay longer. For the most up-to-date information on NTN Buzztime, please visit www.buzztime.com or follow us on Facebook or Twitter.

Forward-looking Statements

This release contains forward-looking statements that reflect management's current views of future events and operations. These statements include, without limitation, statements regarding relevancy to, transformation of and engagement with Buzztime. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include risks and uncertainties of management and board turnover, the risk of changing economic conditions, failure of product demand or market acceptance of both existing and new products and services and the impact of competitive products and pricing. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

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